As filed with the Securities and Exchange Commission on January 30, 2019

Registration No. 333-200307

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200307

UNDER THE SECURITIES ACT OF 1933

Jacada Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

8 Ha’sadna’ot Street
 Herzliya 46728, Israel
+972-9-952-5900
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jacada Ltd. 2012 Share Option and Incentive Plan
Jacada Ltd. 2003 Share Option and Incentive Plan
Jacada Ltd. 1999 Share Option and Incentive Plan
Jacada Ltd. 1996 Share Option Plan
Jacada Ltd. 1994 Stock Option Plan
(Full Title of the Plans)

Jacada, Inc.
11560 Great Oaks Way
Suite 200
Alpharetta, GA 30022
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Shachar Hadar, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of Jacada Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•
Registration Statement on Form S-8 (No. 333-34420), filed with the Commission on April 10, 2000, which registered the offering of an aggregate of 3,960,450 ordinary shares, par value NIS 0.01, of the Registrant (“Pre-Reverse Split Shares”) (which amount was adjusted to 990,113 ordinary shares, par value NIS 0.04, of the Registrant (“Post-Reverse Split Shares,” and, together with Pre-Reverse Split Shares, the “Ordinary Shares”) as a result of the reverse share split effected by the Registrant on November 9, 2010);

•
Registration Statement on Form S-8 (No. 333-73650), filed with the Commission on November 19, 2001, which registered the offering of an aggregate of 1,800,000 Pre-Reverse Split Shares (which amount was adjusted to 450,000 Post-Reverse Split Shares);

•
Registration Statement on Form S-8 (No. 333-111303), filed with the Commission on December 18, 2003, which registered the offering of an aggregate of 2,000,000 Pre-Reverse Split Shares (which amount was adjusted to 500,000 Post-Reverse Split Shares); and

•	Registration Statement on Form S-8 (No. 333-200307), filed with the Commission on November 17, 2014, which registered the offering of an aggregate of 525,000 Post-Reverse Split Shares.

The Registrant intends to file on January 30, 2019 a Form 15 serving as a certification of termination of registration of the Ordinary Shares under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 12g-4(a)(1) under the Exchange Act. The Form 15 will also serve as notice of the suspension of the Registrant’s duty to file reports pursuant to Section 15(d) of the Exchange Act and Rule 15d-6 under the Exchange Act.

As a result of the termination of Exchange Act registration and the suspension of the Registrant’s reporting obligation, the Registrant will no longer be updating the information in the Registration Statements on an ongoing basis and therefore desires to terminate the offerings of the Ordinary Shares pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the Ordinary Shares that had been registered but remained unsold at the termination of the offering, removes from registration any and all Ordinary Shares of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, Georgia, on January 30, 2019.

Jacada Ltd.

By:	/s/ Caroline Cronin
Name: Caroline Cronin
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.